Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS 2013 FOURTH QUARTER AND YEAR END RESULTS

Expects Significantly Improved Performance in 2014

HOUSTON, TX – March 17, 2014 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the fourth quarter and full year ended December 31, 2013.  As previously anticipated, fourth quarter results included a net pre-tax charge of $36.9 million, primarily attributable to write-downs on three large Texas projects awarded prior to 2012.  The Company also recorded a non-cash valuation allowance on its net deferred tax asset of $28.2 million as a result of the fourth quarter charge.

Fourth Quarter 2013 Financial Results Compared to Fourth Quarter 2012:
•	Revenues were $125.9 million compared to $158.1 million;
•	Gross margin was (18.3)% of revenues compared to 10.3%;
•	General and administrative expenses as a percentage of revenues were 10.9% compared to 5.8%;
•	Operating loss was $37.0 million compared to operating profit of $7.1 million;
•	Net loss attributable to Sterling common stockholders, which includes the non-cash tax valuation allowance, was $52.1 million compared to net income of $2.9 million;
•
Net loss per diluted share attributable to common stockholders was $3.52; excluding the impact of the aforementioned valuation allowance, the net loss per diluted share attributable to common stockholders would have been $1.83.  Also included in the 2013 net loss per diluted share attributable to common stockholders was the negative impact from the revaluation of the liability to noncontrolling interest owners of $0.40 per diluted share; and,

•
In the fourth quarter of 2012, net income per diluted share attributable to common stockholders was $0.01 which included a $0.17 per diluted share negative impact from the revaluation of the liability to noncontrolling interest owners.

2013 Bookings and Backlog Highlights:
•	Bookings for the 2013 fourth quarter and full year were $119 million and $635 million, respectively;
•	Total backlog at December 31, 2013 was $687 million, up 4.7% from backlog levels one year earlier and comparable to backlog at September 30, 2013;
•	Total backlog at December 31, 2013 excluded $123 million of projects where the Company was the apparent low bidder but had not yet been awarded the contract; and,
•	82% of total year-end backlog has been awarded since January 1, 2012 and, in the aggregate, has an estimated average gross margin of over 7.3%.

Full Year 2013 Financial Results Compared to Full Year 2012:
•	Revenues were $556.2 million compared to $630.5 million;
•	Gross margin was (5.4)% of revenues compared to 7.5%;
•	General and administrative expenses as a percentage of revenues were 7.4% compared to 5.6%;
•	Operating loss was $69.6 million compared to operating profit of $15.0 million;
•	Net loss attributable to Sterling common stockholders was $73.9 million compared to a net loss of $0.3 million;

•
Net loss per diluted share attributable to common stockholders was $4.91; excluding the impact of the aforementioned tax valuation allowance, the 2013 net loss per diluted share attributable to common stockholders would have been $3.21.  Also included in the net loss per diluted share attributable to common stockholders was the negative impact from the revaluation of the liability to noncontrolling interest owners of $0.46 per diluted share;

•
The net loss attributable to common stockholders in 2012 was $0.26 per diluted share, which included the negative impact from the revaluation of the liability to noncontrolling interest owners of $0.24 per diluted share.

Business Overview
Revenues for the fourth quarter of 2013 decreased 20.4% compared to the fourth quarter of 2012 due largely to the write-downs in the current year on the three projects in Texas described above, and the impact of weather-related delays and issues with subcontractors on these jobs.  Additionally, the fourth quarter of 2012 benefitted from the completion of several large projects in Utah, particularly the I-15 CORE Reconstruction Joint Venture Project, in which the Company’s Utah subsidiary had a $136 million revenue interest.

The negative gross profit for the quarter of $(23.1) million was primarily a result of the problem projects in Texas.  Additionally, gross margins throughout 2013 have been depressed due to the low margins on contracts added to backlog before 2012, many of which have experienced downward revisions in gross profit in 2011, 2012 and 2013.  During the fourth quarter of 2013, revenues for pre-2012 projects were $56.4 million, or 45% of total revenues.

With respect to the gross margin profile of backlog, 18% or $124 million relates to projects awarded before 2012 and carries an average gross margin of 1.0%.  These projects primarily consist of contracts in our Texas markets which, as a result of the significant downward revisions in estimated gross profits, have adversely affected gross margins over the 2011 through 2013 period.  The Company expects to complete work on a significant portion of these low margin contracts by mid-year 2014.  In contrast, 25% or $175 million of our total year-end backlog relates to projects booked in 2012 that carry an average gross margin of 7.2% and projects in backlog that were awarded in 2013 represent 57% or $389 million, and carry an average gross margin of approximately 7.3%.

General and administrative expenses of $13.7 million in the fourth quarter represented 10.9% of revenues, compared to $9.2 million, or 5.8% of revenues in the fourth quarter of 2012.  Fourth quarter 2013 general and administrative expenses included approximately $2.9 million of non-recurring costs related to investments made to enhance our executive management team at both the corporate level and at Texas Sterling, our largest business unit, as well as costs associated with the evaluation and pursuit of potential acquisition opportunities.  In 2014, general and administrative expenses are expected to revert to our historic level of approximately 6% of revenues.

Due to the charges taken on the Texas projects in the fourth quarter, at December 31, 2013 the Company was in a cumulative three-year loss position and, as a result, management determined that it was necessary to recognize a non-cash $28.2 million tax valuation allowance.  This valuation allowance has no impact on the Company’s cash position and, as profits are realized in future periods, the deferred tax asset could be adjusted upward and net operating losses will be available to reduce taxes over 20 years.

For the fourth quarter and full year of 2013, capital expenditures were $3.6 million and $14.9 million, respectively, compared with $9.5 million and $37.4 million, respectively, in the comparable 2012 periods.  The year-over-year decline reflects the Company’s efforts during 2012 to right-size its fleet and acquire new equipment that reflects the demands of its changing marketplace.  Capital expenditures for 2014 are expected to be consistent with 2013 levels.

Financial Position at December 31, 2013:
•	Working capital totaled $8.7 million, including $1.9 million of cash and cash equivalents;
•	The Company had borrowings of $7.8 million on its credit facility and availability of $30.2 million;
•	Tangible net worth of $78.0 million; and,
•
Due to the losses related to the three Texas projects, at December 31, 2013, the Company was not in compliance with certain covenants of its credit facility, but since then has successfully negotiated a waiver with its primary lender.

CEO Remarks
Peter MacKenna, President and Chief Executive Officer of Sterling commented, “The fourth quarter marked an important inflection point in our turnaround.  While we realized significant losses, we begin 2014 confident that, after three very difficult years, we have almost entirely purged our backlog of the projects that weighed upon our results for those years.”

Mr. MacKenna continued, “Over the past 24 months we have been very successful in targeting and winning attractive new awards in our primary geographies, while cycling through projects booked prior to 2012 when the markets we serve were highly competitive.  We have been effectively implementing our strategies to pursue alternative delivery projects and achieve better collaboration between our business units.  A good example is the $80 million contract awarded in January of this year, to our Myers & Sons and J. Banicki Construction subsidiaries for construction work at the Los Angeles International Airport.  Most importantly, we feel confident that we now have the right people, systems and controls in place to accurately bid and execute the projects we compete for, and monitor their execution on a real-time basis.”

Outlook
Mr. MacKenna concluded, “Entering 2014 we believe we are well positioned to deliver significant improvement in profitability.  Our current mix of projects in backlog points to meaningful sustainable gross margin expansion over the next several quarters.  With several key executive changes and process-improvements largely completed, we expect general and administrative expenses to return to 2012 levels in the 6% of revenues range.  Capital expenditures should be in-line with those of 2013.  Our current fleet of equipment supplemented by leased assets as needed provides us with more than adequate capacity to execute on our growing backlog, while the continued support of our bank and bonding company gives us the financial flexibility to pursue our robust pipeline of project opportunities.  In summary, given the substantial progress we have made over the course of 2013 to strengthen our operational effectiveness, the major shift in the composition of our backlog towards higher margin projects, and the gradual improvement in demand for construction work by the heavy civil infrastructure markets we serve, we begin 2014 confident in our ability to achieve better overall profitability, which we expect to lead to increasing value for our shareholders.”

Conference Call
Sterling’s management will hold a conference call to discuss these results and recent corporate developments at 11:00 am ET/10:00 am CT, today, Monday, March 17, 2014.  Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California, Hawaii, and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Thomas R. Wright, EVP & Chief Financial Officer	Investor Relations Counsel The Equity Group Inc.
Brian Manning, P.E. EVP & Chief Development Officer 281-821-9091	Fred Buonocore 212-836-9607 Linda Latman 212-836-9609

 (See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
	(Unaudited)
Revenues	$125,916	$158,089	$556,236	$630,507
Cost of revenues	(148,969)	(141,819)	(586,180)	(583,035)
Gross profit (loss)	(23,053)	16,270	(29,944)	47,472
General and administrative expenses	(13,677)	(9,149)	(40,951)	(35,187)
Direct costs of acquisitions	--	(27)	--	(202)
Provision for loss on lawsuit	--	(153)	--	(309)
Goodwill impairment	--	--	--	--
Other operating income (expense), net	(293)	188	1,306	3,205
Operating income (loss)	(37,023)	7,129	(69,589)	14,979
Gain (loss) on sale of securities and other	(316)	97	522	1,797
Interest income, net	6	121	263	357
Income (loss) before income taxes and earnings attributable to noncontrolling interests	(37,333)	7,347	(68,804)	17,133
Income tax benefit (expense)	(14,149)	(1,567)	(1,222)	579
Net income (loss)	(51,482)	5,780	(70,026)	17,712
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(653)	(2,854)	(3,903)	(18,009)
Net income (loss) attributable to Sterling common stockholders	$(52,135)	$2,926	$(73,929)	$(297)

Net income (loss) per share attributable to Sterling common stockholders:
Basic	$(3.52)	$0.01	$(4.91)	$(0.26)
Diluted	$(3.52)	$0.01	$(4.91)	$(0.26)

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	16,661,984	16,495,216	16,635,179	16,420,886
Diluted	16,661,984	16,535,748	16,635,179	16,420,886

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2013 and 2012
(Amounts in thousands, except share and per share data)

	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$1,872	$3,142
Short-term investments	--	49,211
Contracts receivable, including retainage	77,245	70,815
Costs and estimated earnings in excess of billings on uncompleted contracts	11,684	20,592
Inventories	6,189	3,731
Deferred tax asset, net	--	1,803
Receivables from and equity in construction joint ventures	6,118	11,005
Other current assets	11,377	4,459
Total current assets	114,485	164,758
Property and equipment, net	93,683	102,308
Goodwill	54,820	54,820
Long-term deferred tax, asset, net	--	2,973
Other assets, net	10,030	6,651
Total assets	$273,018	$331,510
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$61,599	$47,796
Billings in excess of costs and estimated earnings on uncompleted contracts	31,576	18,918
Current maturities of long-term debt	134	73
Income taxes payable	2,035	--
Accrued compensation	5,755	4,909
Current obligation for noncontrolling owners’ interest in subsidiaries and joint ventures	196	2,887
Other current liabilities	4,504	2,691
Total current liabilities	105,799	77,274
Long-term liabilities:
Long-term debt, net of current maturities	8,331	24,201
Member’s interest subject to mandatory redemption and undistributed earnings	23,989	--
Other long-term liabilities	2,105	2,728
Total long-term liabilities	34,425	26,929
Commitments and contingencies
Obligations for noncontrolling owners’ interests in subsidiaries and joint ventures	--	14,721
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 19,000,000 shares authorized, 16,657,754 and 16,495,216 shares issued	167	165
Additional paid in capital	190,926	197,067
Retained earnings (deficit)	(62,317)	12,220
Accumulated other comprehensive income	117	696
Total Sterling common stockholders’ equity	128,893	210,148
Noncontrolling interests	3,901	2,438
Total equity	132,794	212,586
Total liabilities and equity	$273,018	$331,510